EXHIBIT 10.3
[Millennium logo]

   MILLENNIUM PHARMACEUTICALS, INC.
   40 Landsdowne Street
   Cambridge, Massachusetts 02139
   617.679.7000
   www.millennium.com




September 28, 2004                                                     REVISED


Laurie Keating
136 Ridgeway Road
Weston, MA 02493

Dear Laurie,

This letter supersedes and replaces our previous offer letters sent to you, dated September 2, 2004 and September 9, 2004.

On behalf of Millennium Pharmaceuticals, Inc. (the "Company"), I am pleased to offer you the position of Senior Vice President, General Counsel and Secretary in the Legal - Office of the General Counsel group reporting to Mark Levin, Chief Executive Officer.

1. EFFECTIVE DATE: The effective date of your full-time employment with the Company is to be determined upon your formal acceptance of this offer. After discussion with the hiring manager, please contact Leslie Niekerk in the Human Resources Department at 617.444.1381 to confirm your start date.

2. SALARY: Your base salary will initially be $350,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, in accordance with the Company's compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Company's Board of Directors.

3. SUCCESS SHARING: If you start with the Company on or prior to September 30, 2004, you will be eligible to participate in the 2004 Millennium Success Sharing cash bonus program and in future year's programs, which includes a fixed percentage of salary target for each position. Bonus payments will be made to eligible and active employees in March of 2005 for the 2004 Success Sharing Plan. If you start on or after October 1, 2004, you will be eligible to participate in the 2005 Millennium Success Sharing cash bonus program and in future year's programs, with bonus payments made to eligible and active employees in March of 2006 for the 2005 Success Sharing Plan, and will be eligible for a discretionary bonus for 2004. The funding of the target is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your personal bonus target may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position as a member of the Management Team is currently 35% of your annual salary, prorated based on service during the calendar year. Part-time employees will be prorated based on their regular weekly work hours. Your manager will work with you to establish your individual goals, which will be the primary factor in determining your bonus payment. 4. BENEFITS: You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and Section 125 cafeteria plan. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of employment. Standard paid holidays will be observed. Transportation benefits are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

5. EQUITY PARTICIPATION, VESTING OF STOCK: Subject to approval by the Company's Board of Directors, you will be granted stock options exercisable for 150,000 shares of the Company's Common Stock. One third (1/3) of the total number of stock options will be granted on the last day of the calendar month in which you commence employment with the Company, and one third will be granted on the last day of each of the next two succeeding calendar months. The exercise price of these stock options will be equal to the fair market value of Millennium's Common Stock on the date of each grant. All options will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death, all options will vest immediately as to all shares. In the event of termination of your employment for any reason (except as set forth in the preceding sentence), vesting as to all shares shall cease provided that you remain employed by the Company, these stock options will be exercisable (as to the vested portion) for 10 years from the date of each grant. A complete description of the terms and conditions of these stock options are contained in the Company's 2000 Stock Incentive Plan or will be contained in your stock option grant forms.

6. EMPLOYMENT PERIOD: Your employment with the Company is contingent upon your successful completion of all required background screenings relative to the position you have accepted. Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

7. EMPLOYMENT ELIGIBILITY VERIFICATION: Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. PLEASE NOTE: THE I-9 FORM AND VALID IDENTIFICATION ARE LEGAL REQUIREMENTS AND MUST BE SUBMITTED WITHIN 3 DAYS OF YOUR START DATE. IF YOU DO NOT SUBMIT THE REQUIRED DOCUMENTATION WITHIN THE 3-DAY TIME FRAME, BY LAW WE CANNOT ALLOW YOU TO CONTINUE TO WORK.

8. PROPRIETARY INFORMATION, NO CONFLICTS: You agree to execute the Company's standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9. MEDICAL SURVEILLANCE: As part of Millennium's medical surveillance program, employees are required to have an initial physical, provided by an on-site registered Nurse Practitioner. All laboratory employees working with hazardous chemical, infectious agents, radio labeled materials or animals shall have access to medical attention, including initial and periodic medical exams without cost to the employee or loss of pay.

         An employee may refuse an exam if he/she signs a release. If you want to decline from having the initial physical, please notify the Nurse Practitioner on your first day at New Employee Orientation. Your initial surveillance examination will be scheduled to take place during the first week of your employment.

10. NEW EMPLOYEE ORIENTATION: Orientation is held every other week. You will receive a welcome kit in the mail informing you of your orientation date approximately one week prior to your start date.

         If your first day of employment with the company is a Monday and coincides with an orientation day, you should arrive at our University Park, 75 Sidney Street location for New Employee Orientation, which begins promptly at 8:30 a.m.; commuting directions are enclosed. If you are driving, please park in the Franklin Street parking garage, which can be accessed either from the Franklin or Green Street entrances (near the Star Market and University Park Hotel); both streets are located off of Sidney Street. Please bring your parking ticket to the Millennium receptionist prior to Orientation for validation. Orientation will continue on Tuesday and you will be advised of location and time from our staff at the conclusion of Monday's session. Orientation will end around 12:30 p.m. on Tuesday, at which time you will join your department.

         If your first day of employment with the company does not coincide with an Orientation day, you should arrive at your work location and join your department. Your Orientation will be scheduled for the next session, our staff and/or your manager will advise you of the date.

         If you have any questions about your Orientation date, please contact Sara Benyamini at 617-551-8878.

11. SIGN-ON BONUS: The Company will pay you a bonus of $50,000 on the date of the first paycheck following commencement of your full time employment. Should you voluntarily resign without Good Reason or be terminated for Justifiable Cause within 12 months after having received this bonus, the Company reserves the right to seek repayment of a pro-rata portion of the bonus. We will also pay you a bonus of $50,000 on the date of the first paycheck following commencement of your second year of fulltime employment or upon your termination by the Company other than for Justifiable Cause or your voluntary termination without Good Reason before such bonus has been paid. Should you voluntarily resign without Good Reason or be terminated for Justifiable Cause within 12 months after having received this bonus, the Company reserves the right to seek repayment of a pro-rata portion of the bonus.

12. SEVERANCE: In the event that your employment is terminated by Millennium other than for Justifiable Cause or terminated by you for Good Reason, Millennium (a) will, if such termination occurs before December 31, 2005, pay you a pro rata share of your target Success Sharing bonus for the period of your employment during the year in which termination occurred, and (b) will, for the twelve-month period following your termination of employment (the "Severance Period"), pay you a severance payment (the "Severance Payment") equal to twelve (12) months' base salary at your then current rate of pay; The Severance Payment will be payable periodically in accordance with Millennium's payroll procedures as then in effect, commencing with the first payroll period following termination of employment. In the event your employment is terminated by Millennium for Justifiable Cause or voluntarily by you without Good Reason, you will not be entitled to any Severance Payment.

         "Justifiable Cause" shall mean the occurrence of any of the following events: (i) your conviction of, or plea of nolo contendere with respect to a felony or a crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) your commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties as an employee of the Company, (iv) habitual absenteeism, alcoholism or drug dependence on your part which interferes with the performance of your duties as an employee of the Company, (v) your willful and material failure or refusal to perform your services as an employee of the Company, (vi) any material breach by you to fulfill the terms and conditions under which you are employed by the Company, or (viii) your willful and material failure or refusal to carry out a direct, lawful written request of the Board of Directors or Chief Executive Officer. In the event that Millennium terminates your employment for Justifiable Cause, Millennium will provide you with a statement of the basis for such termination and an opportunity to respond thereto.

         "Good Reason" shall mean any action by the Company without your prior consent which results in (i) any requirement by the Company that you perform your principal duties outside a radius of 50 miles from the Company's Cambridge location; (ii) any material diminution in your title, position, duties, responsibilities or authority, including your ceasing to report directly to the Chief Executive Officer or to serve as a member of the Company's executive management team; (iii) any breach by the Company of any material provision contained herein not cured within thirty days' of written notice thereof; (iv) a reduction in your base salary or a reduction of your target bonus amount to less than 35% of your annual salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all members of the management team); or (v) any acquisition, merger or change of control involving the Company which results in your ceasing to serve as the chief legal officer for the surviving entity and for all direct and indirect parent organizations thereof.

Laurie, all of us here at Millennium are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it in the enclosed self-addressed stamped envelope, along with the other enclosed benefit paperwork, to LESLIE NIEKERK no later than, Tuesday, September 28, 2004. After that date, the offer will lapse.

Very truly yours, MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA PINE
Linda Pine
Senior Vice President, Human Resources

I agree to and accept the terms of this letter as of the date written above:


/s/ LAURIE B. KEATING                                  9-28-04
_____________________                                  _______
Laurie Keating                                          Date